ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

MVB FINANCIAL CORP.

Pursuant to Section 1006, Article 10, Chapter 31D of the Code of West Virginia, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is MVB Financial Corp.

SECOND: The following amendment to the Articles of Incorporation was adopted by the requisite vote of the shareholders of the corporation.

THIRD: The date of the adoption was May 21, 2013.

FOURTH: The following amendment to the Articles of Incorporation was adopted by the shareholder of the corporation in the manner prescribed by law:

RESOLVED, that the first paragraph of Article V of the Articles of Incorporation of this corporation be, and the same hereby is, amended to read as follows:

The amount of the total authorized capital stock of said corporation shall be eighteen million five hundred thousand dollars ($18,500,000), which shall be divided into ten million (10,000,000) shares of Common Stock with a value of $1.00 per share, and eight thousand five hundred (8,500) shares of Preferred Stock with a par value of $1,000 per share (“Preferred Stock”).

FIFTH: Contract name and number of person to reach in case of problem with filing:

Name:	Charles D. Dunbar, Esq.
Phone:	(304) 340-1196

SIXTH: Signature of person executing document:

/s/ Larry F. Mazza	Chief Executive Officer
Signature	Capacity in which he/she is signing